Exhibit 99.1

IDACORP

May 5, 2011

IDACORP, Inc. Announces First Quarter 2011 Results,

Annual Earnings Guidance Remains Unchanged

BOISE—IDACORP, Inc. (NYSE: IDA) reported first quarter 2011 net income attributable to IDACORP of $29.7 million, or $0.60 per diluted share, compared to $16.1 million, or $0.34 per diluted share, in 2010.  The 2011 full year earnings guidance remains in the range of $2.80 to $2.95 per diluted share.

Idaho Power Company, IDACORP’s principal subsidiary, reported net income of $29.8 million in the first quarter of 2011 compared to $18.2 million for the same period in 2010.

“A return to more normal winter weather conditions and the ongoing benefits of our 2010 regulatory settlement agreement in the Idaho jurisdiction helped lift first quarter earnings to a more typical level than last year’s weak first quarter,” said IDACORP, Inc. and Idaho Power Company President and CEO LaMont Keen. “Near normal weather conditions resulted in increased retail energy sales volumes and in greater generation from our hydro facilities. The ongoing benefits of the settlement provided higher base rate recovery of power supply expenses and other general rate relief not included in last year’s first quarter,” said Keen.

“The settlement also continues to benefit customers by limiting base rate price changes and provides earnings support to the company through the additional amortization of accumulated deferred investment tax credits.  These portions are scheduled to expire at the end of this year, however,” Keen added.

IDACORP is increasing the estimated hydroelectric generation range for 2011 to between 8.5 and 10.5 million megawatt-hours, an increase of over ten percent from the previous estimate, due to the recent above-average precipitation.  On the tax front, IDACORP reached agreement in April with the Internal Revenue Service on its 2009 tax year and the results have now been sent on to the Congressional Joint Committee on Taxation for review.  Approval by the Joint Committee could provide additional benefits to customers and owners in 2011.

Performance Summary

A summary of financial highlights, including net income attributable to IDACORP and earnings per diluted share for the quarters ended March 31, 2011 and 2010, is as follows (in thousands except per share amounts):

	Quarter ended
	March 31,
	2011	2010
General business revenues	$203,272	$203,745
Total operating revenue	251,494	252,963
Total operating expenses	201,403	218,916
Income from operations	50,091	34,047
Net income attributable to IDACORP	29,740	16,063
Average outstanding shares – diluted	49,356	47,885
Earnings per diluted share	$0.60	$0.34

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the three months ended March 31, 2010 to March 31, 2011 (items are in millions and are before tax unless otherwise noted):

Net Income Attributable to IDACORP, Inc. – March 31, 2010		$16.1
Change in Idaho Power net income before taxes:
Rate and other regulatory changes, including power cost and
fixed cost adjustment mechanisms	$9.8
Increased sales volumes	5.6
Other changes in operating income, net	0.9
Change in Idaho Power operating income	16.3
Other net increases	0.2
Change in additional amortization of accumulated deferred
income tax credits (ADITC)	(0.7)
Increase in other income tax expense	(4.2)
Total increase in Idaho Power net income		11.6
Changes at holding company (net of tax)		2.4
Other net decreases, net of tax		(0.4)
Net Income Attributable to IDACORP, Inc. – March 31, 2011		$29.7

Although Idaho Power experienced lower revenues due to  a significant decrease in Power Cost Adjustment (PCA) rates, its 2011 first quarter operating income increased $16.3 million over the same period in 2010, due primarily to base rate increases and increased sales volumes.

On June 1, 2010, several Idaho rate orders increasing base rates were implemented, as was a decrease in Idaho PCA rates.  Including the Idaho PCA, these rate changes reduced Idaho-jurisdiction revenues approximately $10.4 million in the quarter.  The revenue impact of certain of these rate changes was directly offset by changes in operating expense.  For example, Idaho PCA amortization expense was reduced $22.5 million compared to the first quarter of 2010 due to the decrease in the corresponding Idaho PCA rate.  The rate changes and changes in power supply costs, net of the related PCA mechanisms, increased operating income by approximately $9.8 million.

Increased sales volumes improved operating income by $5.6 million.  Cooler temperatures contributed to the increased electricity demand from residential customers, many of whom rely on electric power for heating systems during the winter months.

Holding company earnings increased $2.4 million for the quarter primarily due to the effects of intra-period tax allocations.  In accordance with interim reporting requirements, IDACORP uses its consolidated group annual effective tax rate to determine income tax expense for the quarter, which results in an intra-period allocation of expense.  IDACORP records this intra-period allocation at the holding company.

In accordance with a provision in its January 2010 settlement agreement with the Idaho Public Utilities Commission, Idaho Power recorded an additional amortization of $3.9 million of ADITC in the first quarter of 2011.  The agreement allows an additional amortization up to $25 million of ADITC in 2011 if Idaho Power’s actual rate of return on year-end equity in its Idaho jurisdiction is below 9.5 percent.  In the first quarter of 2010, Idaho Power recorded additional amortization of $4.5 million of ADITC that was reversed in the second quarter of 2010 due to a change in estimated annual return on equity.  Any unused credits carry over to future periods, making them available to benefit customers or shareholders in the future.  While the actual amount could change significantly based on Idaho Power’s actual 2011 return on year-end equity, as of the end of the first quarter Idaho Power expects to record approximately $15 million of additional ADITC amortization for the full year 2011.

On April 22, 2011, IDACORP and the IRS reached an agreement on Idaho Power’s tax accounting method change for capitalized repairs.  Accordingly, the IRS finalized the 2009 examination and submitted its report on the 2009 tax year to the Joint Committee for review.  With IDACORP’s 2009 tax year now submitted to the Joint Committee, Idaho Power’s uniform capitalization method agreement with the IRS will be reviewed.  If the Joint Committee approves the agreement, Idaho Power would consider the method effectively settled and will recognize approximately $60 million of its previously unrecognized tax benefits for this method in the quarter in which such approval occurs.  Idaho Power anticipates that the recognition of the tax benefits associated with the uniform capitalization method change would eliminate the need to amortize additional ADITC for 2011.  Any previously recorded 2011 additional amortization would be reversed in the quarter during which the tax benefits from the uniform capitalization method change are recognized.  IDACORP and Idaho Power cannot predict exactly when the Joint Committee will complete its review or the outcome of that review, but believe the likelihood of receiving a determination in 2011 is enhanced given the case was submitted in April 2011.

2011 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is maintaining its earnings guidance estimate for 2011 in the range of $2.80 to $2.95 per diluted share.  The 2011 guidance incorporates all of the key operating and financial assumptions listed below, but does not include potential benefits that could result from the settlement of the uniform capitalization tax method change.

The current outlook for 2011 key operating and financial metrics is as follows:

2011 Estimates
	Current(3)	Previous(4)
Idaho Power Operation & Maintenance
Expense (millions)	No change	$300 - $310
Idaho Power Capital
Expenditures (millions) (1)	No change	$320 - $330
Idaho Power Hydroelectric
Generation (million MWh’s) (2)	8.5 -10.5	7.5 - 9.5
Non-Regulated Subsidiary Earnings
and Holding Company Expenses (millions)	No change	$0.0 - $3.0

(1)     The 2011 range for capital expenditures includes amounts for the Langley Gulch power plant, and expenditures for the siting and permitting of major transmission expansions for the Boardman to Hemingway and Gateway West transmission projects, excluding AFUDC.

(2)    The range of estimated hydroelectric generation has been revised to reflect actual hydroelectric generation through March and estimated ranges of hydroelectric generation for the remainder of the year.

(3) As of May 5, 2011.
(4) As of February 23, 2011, the date of filing of IDACORP’s and Idaho Power’s Annual Report on Form 10-K for the year ended December 31, 2010.

More detailed financial information will be provided in IDACORP’s Quarterly Report on Form 10-Q to be filed today with the Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time).  All parties interested in listening may do so through a live Web cast, or by calling (617) 597-5328 for listen-only mode.  The passcode is 67324093.  Slides will be included during the conference call.  To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm.  A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

Boise, Idaho-based IDACORP, Inc., formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978.  To learn more about Idaho Power or IDACORP, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this news release, this news release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "targets," "intends," "plans," "predicts," "projects," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking.  Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties.  Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the effect of regulatory decisions by the Idaho Public Utilities Commission, the Oregon Public Utility Commission, and the Federal Energy Regulatory Commission affecting Idaho Power’s ability to recover costs and/or earn a reasonable rate of return, including, but not limited to, the recovery or disallowance of costs that have been deferred, financings, allowed rates of return, electricity pricing and price structures, acquisition and disposal of assets and facilities, and current or prospective wholesale and retail competition; (b) changes in and compliance with state and federal laws, policies, and regulations, including new interpretations and enforcement initiatives by federal and state regulatory and oversight bodies; (c) changes in tax laws or new interpretations of tax laws, and the availability, use, and regulatory treatment of tax credits; (d) litigation and regulatory proceedings, and penalties, settlements, or awards that influence business and profitability; (e) changes in and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and endangered species and the adoption of laws and regulations addressing the environment; (f) increases in capital expenditures and potential reductions in generation capacity as a result of regulatory conditions that may be imposed on power plant license renewals, or the non-renewal of such licenses; (g) global climate change and regional weather variations affecting customer demand, and variable hydrological conditions affecting hydroelectric generation; (h) over-appropriation of surface and groundwater in the Snake River basin and the resulting impact on hydroelectric generation; (i) inability to obtain required permits and approvals, rights-of-way, and siting, and impediments to contracting, construction, and start-up, for infrastructure development projects; (j) operation of power generation facilities at below expected levels of performance, breakdown or failure of equipment, forced outages, availability of electrical transmission capacity, and the availability of water for hydroelectric power generation, natural gas, coal, and diesel for power generation at thermal plants, and wind conditions for wind power generation; (k) changes in costs and availability of materials, fuel, and commodities, and their impact on the ability to meet required loads and on the wholesale energy market in the western United States, and the costs of integrating intermittent power sources into Idaho Power's power portfolio; (l) disruptions of Idaho Power’s transmission system or interconnected transmission systems; (m) customer growth within Idaho Power’s service area; (n) the continuing effects of the weak economy, including decreased demand for electricity and reduced revenue from sales of excess energy during periods of low wholesale market prices; (o) market prices and demand for energy; (p) reductions in credit ratings and the resulting impact on access to capital markets; (q) results of financing efforts, including the ability to obtain financing or refinance existing debt when necessary or on favorable terms; (r) increases in the costs associated with energy commodity and other derivative instruments; (s) general capital market conditions and government regulation that affects the cost of capital, the ability to access the capital markets, and the amount of funding obligations for postretirement benefits; (t) weather and other natural phenomena such as earthquakes, floods, droughts, lightning, wind, and fire and their impact on power demand and infrastructure; and (u) new accounting or Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations or application of existing requirements.  Any forward-looking statement speaks only as of the date on which such statement is made.  New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.  IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Christian Lybrook
Director of Investor Relations	Corporate Communication
Phone: (208) 388-2664	Phone: (208) 388-2275
LSpencer@idacorpinc.com	CLybrook@idahopower.com